Exhibit 16.1

Ham Langston & Brezina, L.L.P.
11550 Fuqua, Suite 475
Houston, Texas 77034

April 16, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Latin American Telecommunications Venture Company SEC File No. 033-55254-40

Dear Sir or Madam:

We have read the statements made by Latin American Telecommunications Venture Company, which we understand was filed on April 15, 2009 with the Commission, pursuant to item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated April 14, 2009. We agree with the statements regarding our firm made in the first, third, fourth, fifth and seventh paragraphs of the Form 8-K.

We have no basis on which to agree or disagree with any other statements made in the Form 8-K and, accordingly, make no comment on such statements.

Very truly yours,

/s/ Ham, Langston & Brezina, L.L.P
Ham, Langston & Brezina, L.L.P